PROSPECTUS Dated March 26, 1998   Pricing Supplement No. 78, and Amendment No. 1
PROSPECTUS SUPPLEMENT                           to Pricing Supplement No. 60, to
Dated April 6, 1998                         Registration Statement No. 333-46935
                                                            Dated April 21, 1999
                                                                  Rule 424(b)(3)

                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
                Senior Euro Fixed Rate Notes Due March 2009

                           --------------------

               We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due March 2009) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as practicable following the settlement of the notes.

               We describe the basic features of this type of note, known as an Original Issue Discount Note, in the section called "Description of Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

               We will issue these notes in temporary global bearer form with the Temporary ISIN XS0097125693. Once these notes have been exchanged for notes in permanent global bearer form, on or about June 26, 1999, they will be combined with our Global Medium-Term Notes, Series D, Senior Euro Fixed Rate Notes Due March 2009, issued on March 9, 1999, with the ISIN XS0095482971 and Common Code 9548297, and offered pursuant to pricing supplement No. 60, dated March 3, 1999, to the accompanying prospectus and prospectus supplement. Following the exchange, both these notes and the notes issued on March 9, 1999 in a combined aggregate principal amount of CHF 12,370,000 will bear the ISIN XS0095482971 and Common Code 9548297.


Principal Amount:        CHF 4,140,000

Maturity Date:           March 9, 2009; provided that if such day is not
                         a Business Day, the payment of principal will be made on the next succeeding day that is a Business
                         Day and no interest shall accrue for the period from and after the Maturity Date, unless that next succeeding Business Day falls in the next calendar month, in which case the payment will be made on the first preceding day that is a Business Day.

Settlement and Issue
  Date:                  May 17, 1999

Interest Accrual Date:   N/A

Issue Price:             73.77%

Specified Currency:      Swiss Francs

Redemption Percentage
  at Maturity:           100%

Interest Rate:           N/A

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Modified Payment Upon
  Acceleration or
  Redemption:            Yes

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Payment Dates:  N/A

Interest Payment Period: N/A

Business Days:           London, New York and Zurich

Agent:                   Bank Morgan Stanley AG

Paying Agent:            The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:     Morgan Stanley & Co. International Limited

Denominations:           CHF 10,000

Temporary Common Code:   9712569

Temporary ISIN:          XS0097125693

Permanent Common Code:   9548297

Permanent ISIN:          XS0095482971

United States Federal Income Taxation:

      The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999. Lastly, the definition of "Foreign Holder" (as defined in "United States Federal Taxation" in the accompanying Prospectus Supplement) has been amended so that, with respect to a corporation or partnership, Foreign Holder means a corporation, partnership or other entity that was not created or organized in or under the laws of the United States, any State thereof or the District of Columbia.

Limitations on Issuance Bearer Securities and Bearer Debt Warrants:

      The definition of "United States person" (as defined in "Limitations on Issuance of Bearer Securities and Bearer Debt Warrants" in the accompanying Prospectus) has been amended so that, with respect to a corporation or partnership, United States person means a corporation, partnership or other entity that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia.

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          BANK MORGAN STANLEY AG